EXHIBIT 10.15

EDAP TECHNOMED INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Ken Mobeck (“Executive”) and EDAP Technomed Inc. (the “Company”) (together referred to herein as the “Parties”), dated as of October _31_, 2022 and effective as of the Effective Date (as defined below).

R E C I T A L S

A. The Company desires to assure itself of the services of Executive by engaging Executive to perform services under the terms hereof.

B. Executive desires to provide services to the Company on the terms herein provided commencing on __December 5___, 2022, the “Effective Date”.

C. Certain capitalized terms used in this Agreement are defined in Section 10 below.

In consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Employment.

(a)General.  The Company shall employ Executive as a full-time employee of the Company in the position set forth in this Section 1, and upon the other terms and conditions herein provided~~.~~, effective as of the Effective Date and ending when either Party terminates Executive’s employment for any reason or no reason at any time.  Notwithstanding anything in this Agreement to the contrary, Executive will be an at-will employee of the Company.  The Company or Executive may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees.  Following the termination of Executive’s employment, the Company shall pay to Executive all compensation to which Executive is entitled pursuant to Section 3.  Thereafter, all obligations of the Company under this Agreement shall cease.

(b)Position and Duties.  Effective on the Effective Date, Executive: (i) shall serve as the Chief Financial Officer (CFO) of the Company, with responsibilities, duties and authority usual and customary for such position, subject to direction by the Chief Executive Officer of the Company; and (ii) shall report directly to Ryan Rhodes (the “CEO”).  Executive may attend each regular meeting of the Board of Directors of the Company (the “Board”), and such other meetings for which there is reasonable prior notice, in person except as may be otherwise agreed by the Board prior to such meeting.

(c)Location.  Executive shall be based in _San Francisco Bay Area___, California, except for such travel as may be necessary to fulfill Executive’s duties and responsibilities.

(d)Exclusivity.  Except with the prior written approval of the CEO (which the CEO may grant or withhold in its reasonable discretion), Executive shall devote Executive’s entire working time, attention and energies to the business of the Company and shall not (i) accept any other employment or consultancy; or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with that of the Company or any of its subsidiaries or affiliates.  Notwithstanding the foregoing, Executive may devote reasonable time to unpaid activities such as supervision of personal investments and activities involving professional, charitable, educational, religious, civic and similar types of activities, speaking engagements and membership on committees, provided such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect or raise a conflict under the Company’s conflict of interest policies.

2. Compensation and Related Matters.

(a)Base Salary.  Executive’s annual base salary (the “Base Salary”) will be $375,000, less payroll deductions and all required withholdings, payable bi-weekly in accordance with the Company’s normal payroll practices.

(b)Bonus.  Executive will be eligible to receive an annual performance bonus with a target achievement of forty percent (40%) of Executive’s then-Base Salary (the “Annual Bonus”).  Any Annual Bonus amount payable shall be based on the achievement of performance goals to be established 2023, the performance goals shall be established by the CEO within sixty (60) days following the date hereof.  Payment of any Annual Bonus will be contingent upon Executive’s continued employment through the applicable payment date, which shall be no later than April 15 of the calendar year following the calendar year in which the Annual Bonus is considered earned.  Executive hereby acknowledges and agrees that nothing contained herein confers upon Executive any right to an Annual Bonus in any calendar year, and that whether the Company pays Executive an Annual Bonus will be determined by the between the CFO and the CEO; provided that, for calendar year CEO in his sole reasonable discretion.

(c)Equity Awards.

(i)Incentive Stock Options (ISOs).  Following the Effective Date, Executive shall be granted, subject to approval by the Board of Directors of EDAP TMS SA (“EDAP”) and pursuant to the EDAP equity incentive plan (the “EDAP Plan”) and an option agreement to be entered into between Executive and EDAP thereunder, an option to purchase 350,000 shares of EDAP’s common stock (the “Option”).  Subject to Executive’s continued service with the Company through each applicable vesting date, twenty-five percent (25%) of the total number of shares subject to the Option shall vest on the 12-month anniversary of the grant date and 1/36th of the total number of shares remaining subject to the Option will vest on each monthly anniversary of the grant date thereafter.  For the purposes of this Agreement, “Fully Diluted Shares” shall be calculated by adding the number of outstanding shares of capital stock of

EDAP plus the number of shares of EDAP common stock subject to issuance under outstanding options and warrants plus the number of shares of EDAP common stock that is reserved for future issuance (but not yet issued) under the EDAP Plan, in each case, as of the Effective Date.

(ii)Additional Awards.  While employed by the Company, Executive shall be eligible to participate in any long-term incentive compensation plan generally made available to senior executives of the Company.

(d)Benefits.  Executive may participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its executives, subject to the terms and conditions of such plans.  Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefits.

(e)Vacation.  Executive shall be entitled to vacation, sick leave, holidays and other paid time-off benefits provided by the Company from time to time which are applicable to the Company’s executive officers in accordance with Company policy, with a minimum of four (4) full weeks’ paid vacation per year.

(f)Business Expenses.  The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

(g)Deemed Resignation.  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

3. Obligations upon Termination of Employment.

(a)Executive’s Obligations.  Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else).  For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, laptop computers, docking stations, cellular and portable telephone equipment, and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates.  Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates.  In addition, Executive shall continue to be subject to the Confidential Information Agreement (as defined below).  The representations and warranties contained herein and

Executive’s obligations under this Section 3(a) and the Confidential Information Agreement shall survive the termination of Executive’s employment and the termination of this Agreement.

(b)Payments of Accrued Obligations upon Termination of Employment.  Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within ten (10) days after the date Executive terminates employment with the Company (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Base Salary earned through Executive’s termination date not theretofore paid, (ii) any expenses owed to Executive under Section 2(f) above, (iii) any accrued but unused vacation pay owed to Executive pursuant to Section 2(e) above, and (iv) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 2(d) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(c)Severance Payments upon Covered Termination.  If Executive experiences a Covered Termination, and if Executive executes a general release of all claims against the Company and its affiliates in a form substantially similar to that attached hereto as Ex. A (the “Release of Claims”) that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following such Covered Termination, then, in addition to any accrued obligations payable under Section 3(b) above, the Company shall provide Executive with the following:

(i)Severance.  If the Covered Termination occurs within the first 12 months after the Effective Date of this Agreement, Executive shall be entitled to receive a lump sum cash payment equal to six (6) months of Executive’s Base Salary at the rate in effect immediately prior to Executive’s date of termination.  If the Covered Termination occurs subsequent to 12 months after the Effective Date of this Agreement, Executive shall be entitled to receive a lump sum cash payment equal to twelve (12) months of Executive’s Base Salary at the rate in effect immediately prior to Executive’s date of termination.   Such payment shall be made, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable.

(ii)Continued Healthcare.  The Company shall notify Executive of any right to continue group health plan coverage sponsored by the Company or an affiliate of the Company immediately prior to Executive’s date of termination pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  If Executive elects to receive such continued healthcare coverage, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’ s covered dependents, less the amount of Executive’s monthly premium contributions for such coverage prior to termination, to the extent such payment or reimbursement does not result in any taxes or penalties for the Company, for the period commencing on the date of Executive’s Covered Termination through the earlier of (A) the last day of the twelfth (12th) full calendar month following the date of the Covered Termination and (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s).  Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer.  Executive agrees to notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer.  After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.  It is expressly understood that the Company’s payment and reimbursement obligations under this Section 3 shall cease in the event Executive breaches any of the provisions in the Confidential Information Agreement.

(iii) Additional Vesting. Executive shall receive vesting credit with respect to those equity awards that would have become vested during the twelve (12) month period following the termination date as if Executive had remained employed by the Company through such date.

(d)Acceleration Upon a Change in Control.  If Executive experiences a Covered Termination within the period three (3) months prior to through twelve (12) months following a Change in Control (as defined in the EDAP Plan), and if Executive executes a general release of all claims against the Company and its affiliates in a form substantially similar to that attached hereto as Ex. A (the “Release of Claims”) that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following such Covered Termination, then, in addition to any accrued obligations payable under Section 3(b) and 3(c) above, all outstanding unvested equity shall fully vest.

(e)No Other Severance.  The provisions of this Section 3 shall supersede in their entirety any severance payment or other arrangement provided by the Company, including, without limitation, any severance plan/policy of the Company.

(f)No Requirement to Mitigate; Survival.  Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner.  Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any party.

4. Limitation on Payments.

(a)Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following alternative forms of payment would maximize Executive’s after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that Executive receives that largest Payment possible without being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion the Payment may be subject to the Excise Tax.  Notwithstanding the above, prior to any reduction of benefits or amounts as outlined above, the Company will use its best efforts to conduct a vote of the Company’s shareholders with such vote giving the shareholders the opportunity to approve the amount of such Payments would otherwise trigger the Excise Tax in an effort to exempt such Payments from the Excise Tax if possible.

(b)If a Reduced Payment is made pursuant to this Section 4, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.  In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

(c)All determinations required to be made under this Section 4 shall be made by such adviser as may be selected by the Company, provided, that the adviser’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code.  The adviser shall provide its determination, together with detailed supporting calculations and documentation, to Executive and the Company within fifteen (15) business days following the date of termination of Executive’s employment, if applicable, or such other time as requested by Executive (provided, that Executive reasonably believes that any of the Payments may be subject to the Excise Tax) or the Company.  All reasonable fees and expenses of the adviser in reaching such a determination shall be borne solely by the Company.

5. Successors.

(a)Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 5(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Notices.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service.  In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the General Counsel of the Company.

7. Dispute Resolution.  To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all controversies, claims and disputes arising out of or relating to Executive’s employment with the Company, severance of Executive’s employment with the Company, and/or this Agreement, including, without limitation, any alleged violation of its terms, shall be resolved solely and exclusively by final and binding arbitration held in Santa Clara County, California through Judicial Arbitration & Mediation Services (“JAMS”) in conformity with the then-existing JAMS employment arbitration rules and California law.  The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator shall award the prevailing Party attorneys’ fees and expert fees, if any.  Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them under Section 9 hereof, including under the Confidential Information Agreement (defined in Section 9(a) , and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law.  Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Section 9, including the provisions of the Confidential Information Agreement, none of the Parties hereto shall raise the defense that there is an adequate remedy at law.  Executive and the Company understand that by agreement to arbitrate any claim pursuant to this Section 7, they will not have the right to have any Claim decided by a jury or a court, but shall instead have any claim decided through arbitration.  Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities.  Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding.

8. Section 409A.  The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor), the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company.  To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(a)Separation from Service.  Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 3 above unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A (“Separation from Service”) and, except as provided under Section 8(b) below, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service.  Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(b)Specified Employee.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death.  Upon the first day of the seventh (7th) month following the date of the Executive’s Separation from Service, all payments deferred pursuant to this Section 8(b) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(c)Expense Reimbursements.  To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(d)Installments.  For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

9. Miscellaneous Provisions.

(a)Work Eligibility; Confidentiality Agreement.  As a condition of Executive’s employment with the Company, Executive will be required to provide evidence of Executive’s identity and eligibility for employment in the United States.  It is required that Executive brings the appropriate documentation with Executive at the time of employment.  As a further condition of Executive’s employment with the Company, Executive shall enter into and abide by the Company’s Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”).

(b)Withholdings and Offsets.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.  If Executive is indebted to the Company at his termination date, the Company reserves the right to offset any severance payments under this Agreement by the amount of such indebtedness. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.

(c)Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized director or officer of the Company (other than Executive).  No waiver by either Party of any breach of, or of compliance with, any condition or provision of this Agreement by the other Party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d)Whole Agreement.  This Agreement and the Confidential Information Agreement (together with any equity award agreement between the Company and Executive) represent the entire understanding of the Parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same.

(e)Amendment.  This Agreement cannot be amended or modified except by a written agreement signed by Executive and an authorized member of the Company.

(f)Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(g)Severability.  The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.  Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the Parties hereto with respect to the invalid or unenforceable term or provision.

(h)Interpretation; Construction.  The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement.  The Parties hereto acknowledge that each Party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

(i)Representations; Warranties.  Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity and that Executive has not engaged in any act or omission that could be reasonably expected to result in or lead to an event constituting “Cause” for purposes of this Agreement.

(j)Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

10.Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a) Cause.  “Cause” means a termination of Executive’s employment by the Company due to: (i) Executive’s conviction of a felony or fraud or Executive’s entering a plea of nolo contendere to a felony or fraud; (ii) Executive’s recklessness, dishonesty, willful malfeasance, gross negligence or gross misconduct in connection with Executive’s employment duties hereunder that result in material harm to the Company; (iii) conduct by Executive that brings the Company or any subsidiary or affiliate of the Company into substantial public disgrace or disrepute; (iv) Executive’s breach of a material employment policy of the Company or code of conduct of the Company, which is not cured within three (3) days after written notice thereof to Executive; (v) Executive’s insubordination or willful failure to perform the duties assigned to Executive pursuant to the terms hereof and Executive’s failure to correct within thirty (30) days of receiving written notice; or (vii) any other breach by Executive of this Agreement or the Confidentiality and Proprietary Information Agreement or Equity Awards Agreements with the Company or its affiliates.

(b)Covered Termination.  “Covered Termination” shall mean the termination of Executive’s employment either (i) by the Company other than for Cause; or (ii) by Executive for Good Reason.

(c)Good Reason.  “Good Reason” means Executive’s resignation from all positions he then holds with the Company that is effective within one-hundred twenty (120) days after the occurrence, without Executive’s written consent, of any of the following: (i) a material reduction in Executive’s Base Salary as in effect immediately prior to such reduction (other than in connection with a general reduction of base salaries applicable to all employees in similar positions not to exceed 10%); (ii) the relocation of Executive’s primary work location to a facility or a location more than thirty-five (35) miles from Executive’s then present location; (iii) a material reduction by the Company in the kind or level of employee benefits (which, for the avoidance of doubt, does not include any bonus or equity incentive opportunity) to which Executive was entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced (other than in connection with a general reduction of benefits applicable to all employees in similar positions); or (iv) the substantial reduction of Executive’s title, duties, authority or responsibilities (taken as a whole), relative to Executive’s duties, authority or responsibilities as in effect immediately prior to such reduction.  Notwithstanding the foregoing, a resignation shall not constitute a resignation for “Good Reason” unless you have provided the Company with written notice of the Company's alleged actions constituting Good Reason  within thirty (30) days after the initial existence of any such alleged actions and the Company has not cured any such alleged actions constituting Good Reason within thirty (30) days of the Company's receipt of such written notice; provided further, that a termination by you for Good Reason shall not be deemed to have occurred unless the termination occurs within six (6) months after the initial existence of any of the conditions specified above.

(Signature page follows)

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by its duly authorized member, as of the day and year set forth below.

EDAP TECHNOMED INC.

By:	/s/ RYAN RHODES

Title:	CEO

Date:	11/3/22

EXECUTIVE
/s/ KENNETH S. MOBECK

Name:	Kenneth S. Mobeck

Date:	11/3/22

Signature Page to Employment Agreement